Exhibit 10.1

November 7, 2007

Ms. Belinda Tsao Nivaggioli, Ph.D.

Chief Executive Officer

The Avicena Group, Inc

228 Hamilton Avenue

3rd Floor

Palo Alto, CA 94301

Dear Belinda:

We are pleased that The Avicena Group, Inc (the “Company”) has selected CRT Capital Group LLC (“CRT”) to act as its financial advisor in connection with reviewing the Company’s strategic and capital market alternatives, including exploration of financing or other capital market transactions (each, a “Transaction”) that the Company may choose to pursue. This letter (this “Engagement Letter”) sets forth the terms of CRT’s financial advisory engagement.

1.	Engagement. The Company hereby engages CRT to act as its financial advisor with respect to the advisory and other services set forth in paragraphs 2 and 5 below. The parties acknowledge that (i) there can be no assurance that a Transaction will be completed and (ii) this letter is solely for the use of the parties hereto and may not be relied on by any third party.

2.	Advisory Services. CRT shall provide such financial advice and assistance as the Company may reasonably request in connection with a review of, and, if applicable, and subject to future further engagement of CRT by the Company to effect a specific Transaction affecting the implementation of, its strategic and capital markets alternatives. Such services may include, among other things, the following:

(a)	investigating the business, properties, operations and prospects of the Company;

(b)	assisting the Company in defining and analyzing strategic and financial objectives;

(c)	reviewing the Company’s strategic and capital market plans and identifying and evaluating potential Transactions to give effect thereto;

(d)	creating such financial models, valuation analyses and other analytical tools, as well as such written summaries or presentation materials, as may be necessary in connection with any of the foregoing;

(e)	assisting the Company in analyzing, planning and, on a preliminary basis, structuring any proposed Transaction;

The Avicena Group, Inc

November 7, 2007

(f)	identifying potential counterparties in any Transaction (“Identified Counterparties”);

(g)	assist the Company in conducting a “non-deal road show” not related to any specific or proposed Transaction;

(h)	consideration of research coverage of the Company (in the independent discretion of CRT’s research department);

(i)	the market-making services described in paragraph 5, below; and

(j)	Identifying potential investors in any Transaction (“Identified Investors”).

3.	Retainer. As compensation for services to be rendered hereunder by CRT, the Company agrees to pay to CRT a retainer fee (the “Retainer Fee”) comprised of a fully due cash payment and stock purchase warrants, as described hereinafter. The cash payment shall be in an amount equal to $150,000, payable for convenience in four equal installments of $37,500. The initial installment is payable upon execution of this Engagement Letter, the second installment on January 29, 2007, the third installment on April 29, 2008 and the final installment on July 29, 2008; provided that if the Company completes any Transaction as to which CRT has been retained as provided paragraph 4 below, then the entire unpaid amount of the Retainer Fee shall become immediately payable upon the closing of the Transaction. In addition, the Company shall issue to CRT, upon execution of this Engagement Letter, fully vested five-year stock purchase warrants to purchase 800,000 shares of the Company’s common stock at an exercise price equal to $3.35. (The stock purchase warrants shall be subject to a separate warrant agreement substantially identical, other than as to Exercise Price, to the C-1 Warrants issued in September 2007, and a registration rights agreement.)

4.	Engagement for Future Transactions. During the term of this Engagement Letter and for a period of 12 months following termination,

(a)	if the Company proposes to enter into any private placement of debt, equity or equity-linked securities issued by the Company or by any subsidiary, the Company shall give CRT notice of its intention to engage in such Transaction and an irrevocable, preferential right of first refusal to act as the Company’s lead managing underwriter or lead placement agent, as the case may be, or,

(b)

if the Company proposes to enter into any public offering of debt, equity or equity-linked securities issued by the Company or any subsidiary, the Company shall give CRT notice of its intention to engage in such Transaction and an irrevocable, preferential right of first refusal to act as no less than a senior co-managing underwriter, or co-lead placement agent, with economics no less than any other non-sole book-running

The Avicena Group, Inc

November 7, 2007

managing underwriter or co-lead placement agent, as the case may be, in connection with such Transaction(s) on terms and conditions customary and standard for similar transactions.

5.	Market Making. CRT will commence making a market in the Company’s common stock upon execution of this Engagement Letter, and thereafter until termination of this Engagement Letter by either party. It is CRT’s intention to provide active market making services for the Company during the term of this Engagement Letter, subject, at all times, to the discretion of CRT’s trading desk.

6.	Finders’ Fee. The Company represents that there are no third party claims for services in the nature of a finder’s fee with respect to a Transaction.

7.	Expenses. The Company will bear all of its expenses in connection with the services to be provided under this Engagement Letter, including without limitation all filing fees, printing costs, postage and mailing expenses with respect to the transmission of prospectuses, registrar and transfer agent fees, counsel and accounting fees, issue and transfer taxes, if any, blue sky fees and expenses (including counsel fees and disbursements with respect to blue sky qualifications) and road show expenses, if any. Likewise, the Company will reimburse CRT for its reasonable, documented out-of-pocket expenses in connection with this engagement hereunder, including without limitation travel, lodging, meals, mailing, telephone, due diligence and all other reasonable, documented out-of-pocket expenses incurred by CRT; provided that reimbursement of expenses incurred in connection with a Transaction will be governed by the expense provision paragraph in a subsequent separate agreement between the parties governing CRT’s services with respect to such Transaction.

8.	Due Diligence. The Company will make available to CRT and its counsel all material information regarding the Company and its officers, directors and stockholders.

9.	Termination. Each of the Company and CRT may terminate this Engagement Letter at any time upon written notice to the other party; provided that on or before the effectiveness of any termination, the Company shall pay to CRT any unpaid portion of the Retainer Fee and shall reimburse CRT for any expenses entitled to reimbursement pursuant to Section 7 and not previously paid.

10.	Indemnification. The Company shall indemnify CRT pursuant to the terms and conditions set forth in Addendum I, which is hereby incorporated by reference.

11.

Governing Law; Jurisdiction; Amendment; Headings. This letter shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard

The Avicena Group, Inc

November 7, 2007

to conflicts of law principles. Each party hereby consents to submit to the jurisdiction of the courts of the United States of America located in the Southern District of New York. This letter may not be modified or amended except in a writing duly executed by the parties hereto. The section headings in this letter have been inserted as a matter of convenience of reference and are not part of this letter.

12.	Counterparts. For the convenience of the parties, this letter may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same letter.

If the foregoing correctly sets forth our understanding, please sign this Engagement Letter and return it to CRT.

Very truly yours,

CRT CAPITAL GROUP LLC

By:
Name:	OLIVIER SAIDI
Title:	Advisory Director

Accepted and agreed as of the first date written above:

THE AVICENA GROUP, INC.

By:
Name:	BELINDA TSAO NIVAGGIOLI
Title:	Chief Executive Officer

ADDENDUM I

This Addendum I is attached to and incorporated by reference into the foregoing engagement letter (the “Engagement Letter”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Engagement Letter.

The Company hereby agrees to indemnify and hold harmless CRT and its affiliates, and the respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended), agents, counsel and employees of CRT or any of its affiliates (CRT and each such other person or entity being referred to individually as an “Indemnified Person” and, collectively, as “Indemnified Persons”), to the full extent lawful, from and against any and all claims, liabilities, losses, damages, penalties, judgments, awards and expenses incurred by any Indemnified Person (including reasonable fees and documented disbursements of counsel) which (A) relate to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or alleged to have been made or any statements omitted or alleged to have been omitted, whether in connection with any information or materials prepared by or for the Company or CRT or any other oral or written statements) by the Company, its affiliates, directors, employees or agents, or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with its express, written instructions or its actions or omissions, or (B) otherwise relate to or arise out of CRT’s activities on the Company’s behalf in connection with the Engagement Letter (collectively, “Damages”). In addition, the Company will reimburse CRT and any other Indemnified Person for all costs and expenses, including reasonable counsel fees and documented disbursements, as they are incurred, in connection with investigating, preparing and defending any action, formal or informal claim, investigation, inquiry or other proceeding (collectively, “Action”), whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with CRT acting pursuant to the Engagement Letter, whether or not CRT or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom; provided the Company shall have the right to review and comment upon such Indemnified Person’s selection and retention of counsel. The Company will not, however, be responsible for any Damages pursuant to clause (B) of the first sentence of this paragraph which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from CRT’s willful misconduct or gross negligence. The Company also agrees that neither CRT nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for Damages incurred by the Company which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from CRT’s willful misconduct or gross negligence.

The Company will not, without CRT’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Damages arising out of such Action.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and CRT on the other hand, shall contribute to such Damages for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company and its shareholders and creditors, on the one hand, and CRT on the other hand, in connection with the actions contemplated by the engagement, subject to the limitation that in any event the aggregate contribution of CRT and all Indemnified Persons to all Damages to which contribution is available hereunder shall not exceed the amount of fees actually received by CRT pursuant to the Engagement Letter. For the purposes of this agreement, the relative benefits to the Company and its shareholders and creditors, on the one hand, and CRT, on the other hand, of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or retained or contemplated to be received or retained by the Company and its shareholders and creditors in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or contemplated to be paid to CRT under the Engagement Letter.

The foregoing right to indemnity and contribution shall be in addition to any rights that CRT or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of CRT’s engagement and shall be binding on and inure to the benefit of the successors, assigns, heirs and personal representatives of the Company and CRT and any other Indemnified Party.